Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President & CEO

Telephone:  (718) 832-0800

          Coffee Holding Co., Inc. Announces Purchase of Certain Assets
                             of Premier Roasters LLC

      Brooklyn, New York: February 10, 2004. Coffee Holding Co., Inc. ("Coffee Holding") announced that, on February 4, 2004, it acquired certain assets of Premier Roasters LLC ("Premier"). Pursuant to the Asset Purchase Agreement, dated February 4, 2004, by and between Coffee Holding and Premier (the "Agreement"), Coffee Holding purchased coffee roasting and blending equipment located at Premier's La Junta, Colorado and Rocky Ford, Colorado locations, labels for private label coffee products produced at the La Junta facility and certain other assets (together, the "Assets"). Coffee Holding purchased the Assets for $825,000 in cash generated by its operations. Coffee Holding based its purchase price upon an independent appraisal of the Assets and the funds were paid to secured creditors of Premier at the direction of Premier. In connection with the Agreement, Coffee Holding has reached an agreement with the City of La Junta, Colorado to lease the facility formerly operated by Premier. Coffee Holding expects to begin operating in its new La Junta facility within the next two weeks.

      Coffee Holding also announced that it has entered into a licensing agreement with Del Monte Corporation ("Del Monte"), for the exclusive right to use the S&W and IL CLASSICO trademarks in the United States in connection with the production, manufacture and sale of roasted whole bean and ground coffee for distribution at the retail distribution level.

      "We are excited by our purchase of certain assets of Premier Roasters LLC. The assets that we have purchased make Coffee Holding Co. one of the largest integrated wholesale coffee roaster/dealers in the U.S.," said Andrew Gordon, President and CEO of Coffee Holding Co. "We believe that our presence in our new La Junta, Colorado facility will allow us to grow our business and further increase our presence in the western U.S. By operating out of two facilities, we will now be able to compete aggressively throughout the U.S. as we have gained new economies of scale in both manufacturing and logistical efficiencies which were unavailable in the past while operating solely out our New York facility. In addition, we plan to expand the S&W label from a well-known brand on the west coast to a well-known brand throughout the entire continental U.S."
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      Coffee Holding Co., Inc. is a leading integrated  wholesale coffee roaster and dealer on the East Coast. Its primary business is roasting, blending, packaging and distributing coffee for sale under private labels and their own brands for companies throughout the United States and Canada. Coffee Holding also sells unprocessed green coffee to specialty gourmet roasters throughout the United States and sells over 70 types of coffee from all over the world, including fair trade and organic coffees, to wholesale customers primarily
located  throughout  the  United  States  and  Canada,   including  supermarket,
wholesaler and individually owned and multi-unit retail store customers.

      This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.